Exhibit 99.2
Subscription Agreement

SUBSCRIPTION AGREEMENT
BY AND BETWEEN
CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
AND
TW MEDIA HOLDINGS LLC
DATED AS OF MARCH 22, 2009

i

		Page
7.8.	Counterparts	22
7.9.	Expenses	22
7.10.	Successors and Assigns	22
7.11.	No Third Party Beneficiaries	22
7.12.	Entire Agreement	22
7.13.	TW Voting Agreement	22
7.14.	Construction	22
7.15.	Descriptive Headings	23
7.16.	Severability	23
7.17.	Limitation on Enforcement of Remedies	23
EXHIBIT A – Irrevocable Voting Deed and Corporate Representative Appointment
EXHIBIT B – Registration Rights Agreement
EXHIBIT C – Investor Rights Agreement

ii

SUBSCRIPTION AGREEMENT
     SUBSCRIPTION AGREEMENT (this “Agreement”), dated as of March 22, 2009 (the “Effective Date”), by and between TW Media Holdings LLC, a Delaware limited liability company (“Subscriber”), and Central European Media Enterprises Ltd., a Bermuda company (the “Company”). Each capitalized term used in this Agreement without definition has the meaning set forth in Section 7.1.
RECITALS
     WHEREAS, Subscriber desires to purchase from the Company, and the Company desires to issue to Subscriber, the Subscription Shares (as defined in Section 1.1 below) in exchange for the Purchase Price (as defined in Section 1.1 below); and
     WHEREAS, as part of the consideration for the Company entering into this Agreement, each of Ronald S. Lauder, RSL Savannah LLC, a Delaware limited liability company (“RSL Savannah”), Subscriber and the Company has agreed to enter into that certain Irrevocable Voting Deed and Corporate Representative Appointment, the exact form of which (subject to Section 1.4 hereof) is attached hereto as Exhibit A (the “TW Voting Agreement”).
     NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:
ARTICLE I
PURCHASE OF SUBSCRIPTION SHARES; CLOSING
     1.1. Purchase of Subscription Shares. Upon the terms and subject to the conditions set forth herein, Subscriber hereby subscribes for, and agrees to purchase, and the Company agrees to issue and sell to Subscriber, (a) fourteen million five hundred thousand (14,500,000) newly issued Class A Common Shares (the “Class A Subscription Shares”) at a purchase price of US$12.00 per Class A Subscription Share and (b) four million five hundred thousand (4,500,000) newly issued Class B Common Shares (the “Class B Subscription Shares” and, together with the Class A Subscription Shares, the “Subscription Shares”) at a purchase price of US$15.00 per Class B Subscription Share for a total purchase price of US$241,500,000 (the “Purchase Price”). The Purchase Price payable by Subscriber shall be paid in full in immediately available funds at the Closing (as defined in Section 1.2 below).
     1.2. Closing. Subject to the satisfaction or waiver of each of the conditions set forth in Article IV, unless this Agreement shall have been terminated pursuant to its terms, the closing of the purchase and sale of the Subscription Shares (the “Closing”) shall take place at the offices of Dewey & LeBoeuf LLP, 1301 Avenue of the Americas, New York, New York 10019 on the second Business Day following the date upon which the conditions set forth in Article IV shall be satisfied (excluding conditions that, by their nature, cannot be satisfied until the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) or waived in accordance with this Agreement or at such date and time as the parties may agree to in writing (the “Closing Date”). At the Closing, the Company will deliver to Subscriber two certificates: (a) one representing fourteen million five hundred thousand (14,500,000) Class A Common Shares and

(b) one representing four million five hundred thousand (4,500,000) Class B Common Shares, evidencing the number of Subscription Shares purchased by Subscriber, each registered in Subscriber’s name and bearing legends substantially in the form set forth herein against delivery by Subscriber to the Company of the Purchase Price and will register the Subscriber in its register of shareholders as the holder of the Subscription Shares.
     1.3. Adjustment. The number of Subscription Shares to be purchased by Subscriber at the Closing pursuant to Section 1.1 and the Purchase Price shall be proportionately adjusted for any subdivision or combination (by stock split, reverse stock split, dividend, reorganization, recapitalization or otherwise) of the Class B Common Shares or the Class A Common Shares (unless, with respect to the Class B Subscription Shares, the conversion rate applicable to the conversion of the Class B Common Shares into Class A Common Shares is adjusted proportionally therewith) that occurs during the period between the Effective Date and the Closing.
     1.4. Designated Subscriber.  Prior to the Closing Date, Subscriber may, upon not less than ten (10) Business Days’ prior written notice to the Company, assign its rights and obligations under this Agreement to one or more wholly-owned subsidiaries of Time Warner Inc. organized in any state of the United States, any country in Europe, Bermuda or the Cayman Islands (each such entity, a “Designated Subscriber”) for the purpose of carrying out the transactions contemplated hereby; provided, however, that (a) such assignment shall be effective only if such Designated Subscriber provides the Company with written acceptance thereof, in form and substance reasonably acceptable to the Company, prior to the Closing Date and (b) Subscriber shall be and remain jointly and severally liable for all obligations of Subscriber and such Designated Subscriber under this Agreement and under all documents and instruments to be executed and delivered by Subscriber or such Designated Subscriber pursuant hereto.
     1.5. Closing Deliveries. At the Closing, (a) Subscriber shall deliver, or cause to be delivered, to the Company each of the Company Agreements, duly executed by Subscriber, or a Designated Subscriber, if applicable, and (b) the Company shall deliver to Subscriber each of the Company Agreements, duly executed by the Company.
ARTICLE II
REPRESENTATIONS AND WARRANTIES
     2.1. Representations and Warranties of the Company. The Company represents and warrants to Subscriber as follows:
     (a) Organization and Standing. The Company is duly organized as an exempted company, limited by shares, validly existing and in good standing under the laws of Bermuda. The Company has all requisite power and authority to conduct its business as presently conducted and as disclosed in the Company Reports. Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with full power and authority to conduct its business as currently conducted, except where the failure of any Subsidiary to be duly organized, validly existing and in good standing, individually or in the aggregate, would not have a Material Adverse Effect. The Company’s Memorandum of Association, as in

effect on the date hereof, and the Company’s Bye-laws, as in effect on the date hereof, are each filed as exhibits to the Company Reports.
     (b) Subscription Shares. When the certificates evidencing the Subscription Shares have been delivered to Subscriber against payment therefor as provided in this Agreement, the Subscription Shares will be validly issued, fully paid and non-assessable             shares of the Company, free and clear of any and all security interests, pledges, liens, charges, claims, options, restrictions on transfer, preemptive or similar rights, proxies and voting or other agreements, or other encumbrances of any nature whatsoever, other than restrictions on transfer imposed by federal or state securities Laws and the Company’s Bye-laws, and the rights and restrictions contemplated by the Company Agreements. The Class A Common Shares issuable upon conversion of the Class B Subscription Shares have been reserved for issuance and upon their issuance, such Class A Common Shares will be duly authorized, validly issued, fully paid and non-assessable shares of the Company, free and clear of any and all security interests, pledges, liens, charges, claims, options, restrictions on transfer, preemptive or similar rights, proxies and voting or other agreements, or other encumbrances of any nature whatsoever, other than restrictions on transfer imposed by federal or state securities Laws and the Company’s Bye-laws, and the rights and restrictions contemplated by the Company Agreements. Assuming the accuracy of all representations and warranties of Subscriber set forth in Section 2.2, the offer and issuance by the Company of the Subscription Shares is exempt from registration under all applicable securities Laws, including the Securities Act of 1933, as amended (the “Securities Act”), and “blue sky” laws.
     (c) Authorization, Execution and Delivery and Enforceability. The Company has all requisite corporate power and corporate authority to enter into and to perform its obligations under the Company Agreements, to consummate the transactions contemplated hereby and thereby and to issue the Subscription Shares in accordance with the terms thereof. The execution and delivery of the Company Agreements by the Company, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of the Company, subject to the Requisite Vote. Each of the Company Agreements has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar Laws in effect which affect the enforcement of creditor’s rights generally or (b) general principles of equity, whether considered in a proceeding at Law or in equity.
     (d) Capitalization. As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 100,000,000 Class A Common Shares, of which 36,024,273 shares are issued and outstanding, (ii) 15,000,000 Class B Common Shares, of which 6,312,839 shares are issued and outstanding and (iii) 5,000,000 shares of preferred stock, $0.08 par value, of the Company, of which no shares have been designated or are outstanding. All of the issued and outstanding shares of the Company’s capital stock are duly and validly authorized and issued and are fully paid and nonassessable. On the Closing Date, except as disclosed in the Company Reports filed prior to the Effective Date and except for securities issuable pursuant to this Agreement and employee benefit, stock option and stock purchase plans of the Company existing on the Effective Date and disclosed in the Company Reports filed prior to the Effective Date or except as set forth on Schedule 2.1(d) hereto, there will be no shares, voting securities or equity interests of the Company issuable upon conversion, exchange or exercise of any security of the Company or any of its Subsidiaries, nor will there be any rights, options, calls or warrants outstanding or other agreements to acquire shares, voting securities or equity interests of the Company nor will the Company be contractually obligated to purchase, redeem or otherwise acquire any of its respective outstanding shares. Except as disclosed in the Company Reports filed prior to the Effective Date or as contemplated by the Company Agreements, no stockholder of the Company is entitled to any preemptive or similar rights to subscribe for shares of the Company and no stockholder of the Company has any rights, contractual or otherwise, to designate members of the Company’s Board of Directors. Except as disclosed in the Company Reports filed prior to the Effective Date or as contemplated by the Company Agreements, the Company is not a party to any stockholder, voting or other agreements relating to the rights and obligations of the Company’s stockholders. Except as disclosed in the Company Reports filed prior to the Effective Date or as contemplated by the Company Agreements, no Person has the right to require the Company to register any securities for sale under the Securities Act.
     (e) Subsidiaries. The Company’s ownership interest in each of the Company’s Subsidiaries is as disclosed on Exhibit 21.01 of the Company’s Annual Report on Form 10-K filed on February 25, 2009. Except as disclosed in the Company Reports or set forth on Schedule 2.1(e) hereto, the capital stock or membership interests directly or indirectly owned by the Company in each Subsidiary of the Company are owned free and clear of any and all material liens, security interest and any other material encumbrances or restrictions, and all of the outstanding shares of capital stock or membership interests of each Subsidiary of the Company are validly issued and are fully paid, non-assessable and free of preemptive and similar rights. Except as disclosed in the Company Reports, none of the Company or any of its Subsidiaries (i) has issued or is bound by any outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any shares of capital stock, voting securities or equity interests of any Subsidiary of the Company, and (ii) there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests) of any Subsidiary of the Company.
     (f) No Conflicts. Except as set forth on Schedule 2.1(f) hereto and assuming that all Consents and Governmental Approvals described in Section 2.1(g) have been obtained or made, neither the execution and delivery by the Company of the Company Agreements nor the performance by the Company of any of its obligations hereunder or thereunder, nor the consummation of the transactions contemplated hereby or thereby, will violate, conflict with, result in a breach, or constitute a default (with or without notice or lapse of time or both) under, give to others any rights of consent, termination, amendment, acceleration or cancellation of, (i) any provision of the governing documents of the Company or its Subsidiaries, (ii) the broadcast licenses or franchises to which the Company or any of its Subsidiaries is a party or by which any of their properties or assets are bound set forth on Schedule 2.1(f)(ii) hereto, (iii) any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, contract, instrument, permit or concession to which the Company or any of its Subsidiaries is a party or by which any of their properties or assets are bound, or (iv) any Law applicable to the Company or its Subsidiaries or to their properties or assets, except, with respect to clauses (iii) and (iv) above, to the extent that any of the foregoing would not have a Material Adverse Effect.
     (g) Consents and Approvals. Except for (i) the Consents and Governmental Approvals set forth on Schedule 2.1(g) hereto and (ii) the Requisite Vote, no Consent or Governmental Approval is required on the part of the Company in connection with the execution and delivery of the Company Agreements or the consummation of the transactions contemplated hereby or thereby.
     (h) Company Reports. The Company has timely filed all Company Reports. As of their respective dates, the Company Reports complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the United States Securities and Exchange Commission (the “SEC”) promulgated thereunder, and none of the Company Reports, including any financial statements or schedules included or incorporated by reference therein (the “Financial Statements”), at the time filed or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing made at least two Business Days prior to the date hereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Financial Statements and the related notes have been prepared in accordance with accounting principles generally accepted in the United States, consistently applied, during the periods involved (except (i) as may be otherwise indicated in the Financial Statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes, may be condensed or summary statements or may conform to the SEC’s rules and instructions for Quarterly Reports on Form 10-Q) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).
     (i) Brokers, Finders, etc. All negotiations relating to this Agreement and the transactions contemplated by this Agreement have been carried on in such manner as to not give rise to any valid claim against Subscriber for any brokerage or finder’s commission, fee or similar compensation based upon arrangements made by or on behalf of the Company.
     (j) Regulation D. Neither the Company nor any person acting on its behalf has offered to sell, or sold, the Subscription Shares by any form of general solicitation or general advertising (as those terms are used within the meaning of Regulation D (“Regulation D”) under the Securities Act). Neither the Company nor any Person acting on its behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the offering of the Subscription Shares to be integrated with any prior offering by the Company in a manner that could require the registration of the Subscription Shares under the Securities Act.
     (k) No Litigation. There is no litigation pending or, to the knowledge of the Company, threatened against the Company, any officer or director of the Company, relating to the issuance by the Company of its shares or the other transactions contemplated by the Company Agreements.
     (l) Compliance with Law. The Company and its Subsidiaries are in compliance in all material respects with all applicable Laws, including, as applicable, in compliance with the U.S. Foreign Corrupt Practices Act of 1977, as amended. The Company represents and warrants that since (i) January 1, 2004, the Company has not, (ii) since the later of January 1, 2004 and the time a Subsidiary became a Subsidiary, each Subsidiary has not, and (iii) to the Company’s knowledge, each director, officer, agent, employee or other Person authorized to act on behalf of the Company or any of its Subsidiaries, in the course of its actions for, or on behalf of, the Company or any of its Subsidiaries has not used or promised to use, directly or indirectly, any funds for any unlawful contribution, gift, entertainment or other unlawful payment to any foreign or domestic government official or employee, or any political party, party official, political candidate or official of any public international organization. No director, officer, agent, or senior manager of the Company is, to the knowledge of the Company after reasonable due diligence, a foreign or domestic government official or employee, except for such an official or employee in a governmental position that has no relevance to the business of the Company.
     (m) NASDAQ. The Class A Common Shares are registered pursuant to Section 12(b) of the Exchange Act, and are listed on the NASDAQ Global Select Market (“NASDAQ”), and trading in the Class A Common Shares has not been suspended and the Company has taken no action designed to terminate the registration of the Class A Common Shares under the Exchange Act or to delist the Class A Common Shares from the NASDAQ.
     (n) Opinion of the Company’s Financial Advisor. The Company’s Board of Directors has received an opinion from J.P. Morgan plc to the effect that, as of the date hereof, the Purchase Price to be received by the Company for the Subscription Shares is fair, from a financial point of view, to the Company. The Company has delivered to Subscriber a true and complete copy of such opinion.
     2.2. Representations and Warranties of Subscriber. Subscriber represents and warrants to the Company as follows:

     (a) Organization and Standing. Subscriber is duly organized, validly existing and in good standing under the laws of Delaware. Subscriber has all requisite power and authority to enter into the Company Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby.
     (b) Authorization, Execution and Delivery and Enforceability. The execution and delivery by Subscriber of the Company Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of Subscriber. Each of the Company Agreements to which it is a party has been duly executed and delivered by Subscriber and constitutes a valid and binding obligation of Subscriber, enforceable against Subscriber in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar Laws in effect which affect the enforcement of creditor’s rights generally or (b) general principles of equity, whether considered in a proceeding at Law or in equity.
     (c) No Conflicts. Neither the execution and delivery of the Company Agreements to which it is a party by Subscriber, nor the performance by Subscriber of any of its obligations hereunder or thereunder, nor the consummation of the transactions contemplated hereby or thereby, will violate, conflict with, result in a breach, or constitute a default (with or without notice or lapse of time or both) under, give to others any rights of consent, termination, amendment, acceleration or cancellation of any provision of (i) the governing documents of Subscriber, (ii) any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, contract, instrument, permit, concession, franchise, license to which Subscriber or any of its Affiliates is a party or by which any of its properties or assets are bound, or (iii) any Law applicable to Subscriber or to its properties or assets which, in each case, would materially impair or delay the ability of Subscriber to consummate the transactions contemplated in the Company Agreements to which it is a party.
     (d) Consents and Approvals. Except for the Consents and Governmental Approvals set forth on Schedule 2.2(d)(i), no Consent or Governmental Approval is required on the part of Subscriber or its Affiliates in connection with the execution and delivery of the Company Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby. Except as listed on Schedule 2.2(d)(ii) and as publicly disclosed, none of the Subscriber or any of its Affiliates is a party to any stockholder, voting or other agreements relating to the rights and obligations of the Company’s stockholders.
     (e) Brokers, Finders, etc. All negotiations relating to this Agreement and the transactions contemplated by this Agreement have been carried on in such manner as to not give rise to any valid claim against the Company for any brokerage or finder’s commission, fee or similar compensation based upon arrangements made by or on behalf of Subscriber.
     (f) Purchase for Investment. Subscriber acknowledges its understanding that the offering and sale of the Subscription Shares to be purchased pursuant hereto by

Subscriber are intended to be exempt from registration under the Securities Act and that the Company is relying upon the truth and accuracy of Subscriber’s representations and warranties contained herein and Subscriber’s compliance with this Agreement in order to determine the availability of such exemptions and the eligibility of Subscriber to acquire the Subscription Shares in accordance with the terms and provisions of this Agreement. In furtherance thereof, Subscriber represents and warrants to the Company that:
          (i) Subscriber is an accredited investor within the meaning of Regulation D promulgated under the Securities Act and, if there should be any change in such status prior to the Closing Date, Subscriber will immediately inform the Company of such change;
          (ii) Subscriber: (A) has the financial ability to bear the economic risk of its investment in the Subscription Shares to be purchased pursuant hereto, (B) can bear a total loss of its investment therein at this time, (C) has no need for liquidity with respect to its investment therein, (D) has adequate means for providing for its current needs and contingencies, and (E) has such knowledge, experience and skill in evaluating and investing in issues of equity securities, including securities of new and speculative issuers, based on actual participation in financial, investment and business matters, such that it is capable of evaluating the merits and risks of an investment in the Company and the suitability of the Subscription Shares as an investment for itself; and
          (iii) Subscriber has been given the opportunity to conduct a due diligence review of the Company concerning the terms and conditions of the offering of the Subscription Shares to be purchased by Subscriber and other matters pertaining to an investment in the Subscription Shares, in order for Subscriber to evaluate the merits and risks of an investment in the Subscription Shares to be purchased by Subscriber to the extent the Company possesses such information or can acquire it without unreasonable effort or expense.
     (g) No Registration. Subscriber has been advised that the Subscription Shares have not been registered under the Securities Act, or any non-U.S. securities, state securities or blue sky laws, and therefore cannot be resold unless they are registered under such laws or unless an exemption from registration thereunder is available. Subscriber is purchasing the Subscription Shares for its own account for investment, and not with a view to, or for resale in connection with, the distribution thereof, and has no present intention of distributing or reselling any thereof. In making the foregoing representations, Subscriber is aware that it must bear, and represents that Subscriber is able to bear, the economic risk of such investment for an indefinite period of time.
     (h) Restrictions on Shares. Subscriber is aware of and familiar with the restrictions imposed on the transfer of any Subscription Shares, including, without limitation, the restrictions contained herein or in the Company’s Bye-laws, the exact form of Registration Rights Agreement (subject to Section 1.4 hereof) attached hereto as Exhibit B (the “Registration Rights Agreement”), the exact form of Investor Rights Agreement (subject to Section 1.4 hereof) attached hereto as Exhibit C (the “Investor Rights Agreement”) and the TW Voting Agreement.

ARTICLE III
COVENANTS
     3.1. Restrictive Legends.
     (a) Subscriber acknowledges and agrees that the Subscription Shares, any Class A Common Shares issued upon conversion of any Class B Subscription Shares, and any securities issued or issuable with respect to such shares by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation, going private, tender offer, amalgamation, change of control, other reorganization or otherwise, shall bear restrictive legends in substantially the following form:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OTHER THAN PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION SPECIFIED IN AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO CENTRAL EUROPEAN MEDIA ENTERPRISES LTD. (THE “COMPANY”) OR OTHERWISE AS PERMITTED BY LAW.
The legend set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of any such Subscription Shares or Class A Common Shares issued upon conversion of any Class B Subscription Shares upon which it is stamped, if such Subscription Shares or Class A Common Shares are registered for sale under an effective registration statement filed under the Securities Act or if such shares are proposed to be sold pursuant to an exemption from registration and the Company receives an opinion of counsel reasonably satisfactory to it with respect to compliance with such exemption.
     (b) The Subscription Shares, any Class A Common Shares issued upon conversion of any Class B Subscription Shares, and any securities issued or issuable with respect to such shares by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation, going private, tender offer, amalgamation, change of control, other reorganization or otherwise, shall bear a restrictive legend in substantially the following form until the earlier of (i) such time as the Investor Rights Agreement shall have been terminated or (ii) such time as such shares (or the holder thereof) shall no longer be subject to the terms of the Investor Rights Agreement:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE RESTRICTIONS CONTAINED IN AN INVESTOR RIGHTS AGREEMENT, DATED AS OF [•], 2009, BY AND AMONG THE COMPANY AND CERTAIN OF THE SHAREHOLDERS OF THE COMPANY, AS MODIFIED OR SUPPLEMENTED FROM TIME TO TIME (A COPY OF WHICH IS ON FILE WITH THE SECRETARY

OF THE COMPANY). ANY TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE THAT CONTRAVENE SUCH RESTRICTIONS SHALL BE NULL AND VOID.
     (c) The Class A Subscription Shares, any Class A Common Shares acquired by Subscriber upon conversion of the Class B Subscription Shares and any securities issued or issuable with respect to the Class A Subscription Shares or any such Class A Common Shares by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation, going private, tender offer, amalgamation, change of control, other reorganization or otherwise, shall bear an additional restrictive legend in substantially the following form until the earlier of (i) such time as the Registration Rights Agreement shall have been terminated or (ii) such time as such shares (or the holder thereof) shall no longer be subject to the terms of the Registration Rights Agreement:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE RESTRICTIONS CONTAINED IN A REGISTRATION RIGHTS AGREEMENT, DATED AS OF [•], 2009, BY AND BETWEEN THE COMPANY AND TW MEDIA HOLDINGS LLC, AS MODIFIED OR SUPPLEMENTED FROM TIME TO TIME (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY). ANY TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE THAT CONTRAVENE SUCH RESTRICTIONS SHALL BE NULL AND VOID.
     (d) The securities of the Company subject to the TW Voting Agreement, and any securities issued or issuable with respect to such securities by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation, going private, tender offer, amalgamation, change of control, other reorganization or otherwise, shall bear a restrictive legend in substantially the following form until the earlier of (i) such time as the TW Voting Agreement shall have been terminated or (ii) such time as such shares (or the holder thereof) shall no longer be subject to the terms of the TW Voting Agreement:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE RESTRICTIONS CONTAINED IN AN IRREVOCABLE VOTING DEED AND CORPORATE REPRESENTATIVE APPOINTMENT, DATED AS OF [•], 2009, BY AND AMONG THE COMPANY, RSL SAVANNAH LLC, RONALD S. LAUDER AND TW MEDIA HOLDINGS LLC, AS MODIFIED OR SUPPLEMENTED FROM TIME TO TIME (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY).
If required by Law, Subscriber agrees to comply with applicable prospectus delivery requirements in connection with any sale or transfer of the Subscription Shares, including those represented by a certificate(s) from which the legend has been removed.
     3.2. Covenants Pending Closing. Except as set forth on Schedule 3.2, prior to the Closing, the Company shall conduct and shall cause its Subsidiaries to conduct their respective businesses in the ordinary course and shall not, and shall not permit its Subsidiaries to, without the prior written consent of Subscriber, (i) undertake any corporate action that would require the affirmative consent of Subscriber pursuant to the Investor Rights Agreement if such agreement were in effect on the Effective Date or (ii) acquire or agree to acquire (by way of merger, amalgamation, consolidation, tender offer, recapitalization, reorganization, scheme of arrangement or other transaction or any purchase of 20% or more of the assets, equity interests, capital stock or securities convertible into equity interests or capital stock) Media Pro Management S.A., Media Pro B.V. or any successor entities thereto or subsidiaries thereof. The Company shall promptly advise Subscriber of any action or event of which it becomes aware which has the effect of making materially incorrect any of such representations or warranties or which has the effect of rendering any of such covenants incapable of performance.
     3.3. Limits on Additional Issuances. Neither the Company nor any of its Subsidiaries shall sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any “security” (as defined in the Securities Act) that could be integrated with the sale of the Subscription Shares in a manner that could require the registration of the Subscription Shares under the Securities Act.
     3.4. Consents and Approvals.
     (a) From and after the date hereof, the Company shall use its reasonable best efforts to obtain as promptly as practicable the Consents and Governmental Approvals required on the part of the Company in connection with the transactions contemplated by the Company Agreements. The fees and expenses related to obtaining such Consents and Governmental Approvals on the part of the Company shall be paid by the Company.
     (b) From and after the date hereof, Subscriber shall use its reasonable best efforts to obtain as promptly as practicable the Consents and Governmental Approvals required on the part of Subscriber in connection with the transactions contemplated by the Company Agreements to which it is a party. The fees and expenses related to obtaining such Consents and Governmental Approvals on the part of Subscriber shall be paid by Subscriber.
     3.5. Securities Laws. The Company shall timely make all filings and reports relating to the offer and sale of the Subscription Shares required under applicable securities Laws, including any “blue sky” laws of the states of the United States. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 3.5.
     3.6. Use of Proceeds. The proceeds received by the Company from the issuance and sale of the Subscription Shares shall be used by the Company to finance acquisitions and for other general corporate purposes.
     3.7. Proxy Material; Company Stockholder Meeting. The Company shall (a) as promptly as reasonably practicable after the date hereof (but in any event within ten (10) Business Days of the Effective Date) prepare and file with the SEC a preliminary proxy statement (as amended and supplemented, the “Company Proxy Statement”) relating to the general meeting of the stockholders of the Company to be held to consider the issuance of the Subscription Shares (the “Company Stockholders Meeting”), (b) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filings and shall provide copies of such comments to Subscriber promptly upon receipt, (c) as promptly as reasonably practicable prepare and file any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law, (d) use all reasonable efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as reasonably practicable, the Company Proxy Statement and all other customary proxy or other materials for meetings such as the Company Stockholders Meeting, (e) to the extent required by applicable Law, as promptly as reasonably practicable prepare, file and distribute to the Company stockholders (in the case of the Company Proxy Statement) any supplement or amendment to the Company Proxy Statement if any event shall occur which requires such action at any time prior to the Company Stockholders Meeting, and (f) otherwise use all reasonable efforts to comply with all requirements of Law applicable to the Company Stockholders Meeting. The Company shall provide Subscriber a reasonable opportunity to review and, solely with respect to those portions of the Company Proxy Statement that contain descriptions of the Company Agreements and the transactions contemplated thereby, comment upon the Company Proxy Statement, or any amendments or supplements thereto, prior to filing the same with the SEC. The Company Proxy Statement shall include, among other things, the recommendation of the Company’s Board of Directors that the Company stockholders vote in favor of the approval of the issuance of the Subscription Shares and the other transactions contemplated by the Company Agreements and the Company’s Board of Directors shall take all reasonable lawful action to solicit the Requisite Vote.
ARTICLE IV
CONDITIONS TO THE STOCK PURCHASE
     4.1. Conditions to the Obligations of Subscriber. The obligation of Subscriber to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by Subscriber on or prior to the Closing Date of the following conditions:
     (a) No Injunction, etc. Consummation of the transactions contemplated hereby shall not have been restrained, enjoined or otherwise prohibited or made illegal by any applicable Law.
     (b) Representations and Warranties. (i) The representations and warranties of the Company contained in this Agreement that are contained in Sections 2.1(a), 2.1(b), 2.1(c), 2.1(d) and 2.1(e) or are qualified as to materiality or Material Adverse Effect shall be true at and as of the date hereof and at and as of the Closing Date as if made at and as of such date (except, in each case, as to such representations and warranties made as of a specific date, which shall have been true at and as of such date) and (ii) the other representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto shall be true in all material respects at and as of the date hereof and at and as of the Closing Date as if made at and as of such date (except, in each case, as to such representations and warranties made as of a specific date, which shall have been true at and as of such date), and Subscriber shall have received a certificate signed by an officer of the Company to the foregoing effect.

     (c) Material Adverse Change. There shall not have been a Material Adverse Change from the Effective Date to the Closing Date, and Subscriber shall have received a certificate signed by an officer of the Company to the foregoing effect.
     (d) Performance of Obligations. The Company shall have performed and complied with all of the obligations and conditions in this Agreement required to be performed or complied with by it on or prior to the Closing Date, and Subscriber shall have received a certificate signed by an officer of the Company to the foregoing effect.
     (e) Issuance of Subscription Shares. The Company shall issue the Subscription Shares to Subscriber.
     (f) Other Agreements. The Company and each other party thereto (other than Subscriber) shall have executed and delivered each of the Company Agreements.
     (g) Consents and Governmental Approvals. The parties shall have received all Consents and Governmental Approvals set forth on Schedule 4.1(g).
     (h) NASDAQ Qualification. The Subscription Shares and the Class A Common Shares reserved for issuance upon conversion of the Class B Subscription Shares shall have been approved for listing on NASDAQ, subject to official notice of issuance. The Class A Common Shares shall not have been delisted on NASDAQ.
     (i) Shareholder Approval. The Requisite Vote shall have been obtained.
     (j) TW Designated Director. The individual designated in a written notice delivered by TW to the Company at least ten (10) Business Days’ prior to the Closing shall have been elected to the Board of Directors of the Company effective as of the Closing and  the individual designated in a written notice delivered by TW to the Company prior to the Closing shall have the right to attend meetings of the Board of Directors of the Company and participate at such meetings of the Board of Directors of the Company as a non-voting observer.
     4.2. Conditions to the Obligations of the Company. The obligation of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by the Company on or prior to the Closing Date of the following conditions:
     (a) No Injunction, etc. Consummation of the transactions contemplated hereby shall not have been restrained, enjoined or otherwise prohibited or made illegal by any applicable Law.
     (b) Representations and Warranties. (i) The representations and warranties of Subscriber contained in this Agreement that are contained in Sections 2.2(a) and 2.2(b) or are qualified as to materiality shall be true at and as of the date hereof and at and as of the Closing Date as if made at and as of such date (except, in each case, as to such representations and warranties made as of a specific date, which shall have been true at and as of such date) and (ii) the other representations and warranties of Subscriber contained in this Agreement and in any certificate or other writing delivered by

Subscriber pursuant hereto shall be true in all material respects at and as of the date hereof and at and as of the Closing Date as if made at and as of such date (except, in each case, as to such representations and warranties made as of a specific date, which shall have been true at and as of such date), and the Company shall have received a certificate signed by an authorized officer of Subscriber to the foregoing effect.
     (c) Performance of Obligations. Subscriber shall have performed and complied with all of the obligations and conditions in this Agreement required to be performed or complied with by it on or prior to the Closing Date, and the Company shall have received a certificate signed by an authorized officer of Subscriber to the foregoing effect.
     (d) Payment of Purchase Price. Subscriber shall have paid the Purchase Price to the Company.
     (e) Other Agreements. Each of Subscriber, RSL Savannah and Ronald S. Lauder, as applicable, shall have executed and delivered the Company Agreements.
     (f) Consents and Governmental Approvals. The parties shall have received all Consents and Governmental Approvals set forth on Schedule 4.1(g).
     (g) Shareholder Approval. The Requisite Vote shall have been obtained.
ARTICLE V
INDEMNIFICATION
     5.1. Survival of Representations and Warranties. All representations and warranties under this Agreement shall survive the Closing until the expiration of one (1) year following the Closing Date. All agreements and covenants contained in this Agreement shall survive the Closing indefinitely (except to the extent expressly provided in this Agreement).
     5.2. Indemnification.
     (a) Notwithstanding any investigation at any time made by or on behalf of Subscriber or any Subscriber Indemnified Persons or any knowledge or information that Subscriber or any Subscriber Indemnified Person may now have or hereafter obtain, the Company shall indemnify, defend and hold harmless Subscriber and Subscriber’s members, officers, directors, employees, agents, Affiliates and representatives (collectively with Subscriber, the “Subscriber Indemnified Persons”) against any and all losses, liabilities, damages, diminution in value of the Subscription Shares (other than diminution in value of the Subscription Shares suffered or sustained in the case of any indemnity obligations solely pursuant to clause (iii) of this Section 5.2(a)) and expenses, including all reasonable costs and expenses related thereto or incurred in enforcing this Article V (“Losses”), that any Subscriber Indemnified Person has suffered or sustained (i) arising directly from the breach of any of the representations or warranties of the Company contained in this Agreement, (ii) arising directly from the breach of any covenant or agreement of the Company contained in this Agreement or (iii) arising directly from any action, suit, claim, proceeding or investigation instituted against such

Subscriber Indemnified Person by any Governmental Entity, any holder of equity securities of the Company who is not an Affiliate of such Subscriber Indemnified Person or any other Person (other than the Company) who is not an Affiliate of such Subscriber Indemnified Person relating to this Agreement or the transactions contemplated by the Company Agreements (unless (x) such action resulted from a breach of such Subscriber Indemnified Person’s representations, warranties or agreements contained in any Company Agreement or any violations by such Subscriber Indemnified Person of state or federal securities laws or any conduct by such Subscriber Indemnified Person which constitutes fraud or (y) such action is brought by Ronald S. Lauder or any of his Affiliates directly against such Subscriber Indemnified Person), it being understood that, for purposes of this Section 5.2(a), such Subscriber Indemnified Person shall not be entitled to indemnification for Losses for diminution in value of the Subscription Shares if the transactions contemplated by this Agreement are not consummated.
     (b) From and after the Closing Date, and notwithstanding any investigation at any time made by or on behalf of the Company or any Company Indemnified Persons or any knowledge or information that the Company or any Company Indemnified Person may now have or hereafter obtain, Subscriber shall indemnify, defend and hold harmless the Company and its officers, directors, employees, agents and representatives (collectively, the “Company Indemnified Persons” and together with the Subscriber Indemnified Persons, the “Indemnified Persons”) against any and all Losses that any Company Indemnified Person has suffered or sustained (i) arising from the breach of any of the representations or warranties of Subscriber contained in this Agreement or (ii) arising from the breach of any covenant or agreement of Subscriber contained in this Agreement and none of the Company Indemnified Persons shall be liable to the Subscriber or any holder of equity securities of Subscriber for or with respect to any such loss.
     (c) The parties hereto hereby acknowledge and agree that for purposes of this Article V in determining whether any representation or warranty has been breached and for purposes of determining the amount of Losses resulting therefrom, any and all “Material Adverse Effect,” “material adverse effect,” “materiality” and similar exceptions and qualifiers set forth in any such representations and warranties shall be disregarded. The parties hereto hereby further acknowledge and agree that any claim for indemnification made in writing in accordance with the terms of this Article V on or prior to the applicable expiration date with respect to any such claim as set forth herein shall survive the Closing and any such applicable expiration date until the final resolution thereof.
     (d) In the case of any claim asserted by an Indemnified Person under this Agreement, notice shall be given by such Indemnified Person to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Person has actual knowledge of any claim as to which indemnity may be sought, and the Indemnified Person shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of any claim or any litigation resulting therefrom, provided that (i) counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified

Person, and the Indemnified Person may participate in such defense at such Indemnified Person’s expense and (ii) the failure of any Indemnified Person to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement, except to the extent that such failure results in a lack of actual notice to the Indemnifying Party and such Indemnifying Party is materially prejudiced as a result of such failure to give notice. Any settlement or compromise of such asserted claim by the Indemnifying Party shall require the prior written consent of the Indemnified Person, which consent shall not be unreasonably withheld, conditioned or delayed, provided that no such consent shall be required as long as it is solely a monetary settlement (that will be paid entirely by the Indemnifying Party) that provides a full release of the Indemnified Person with respect to such matter and does not contain an admission of liability on the part of the Indemnified Person and will not have an ongoing adverse affect on the business or operations of the Indemnified Person.
     (e) Absent fraud, willful misconduct or gross negligence by the party against whom a remedy is sought, from and after the Closing, the sole and exclusive remedies with respect to any and all claims relating to the subject matter of this Agreement shall be (a) monetary damages in accordance with the indemnification provisions set forth in Article V and (b) the remedies set forth in Section 7.7.
     (f) Notwithstanding any provision herein to the contrary, the maximum liability of the Company with respect to the losses suffered by the Subscriber Indemnified Person as a result of any breach of any representation or warranty shall be an aggregate amount equal to the Purchase Price; provided that the Company will be required to indemnify any Subscriber Indemnified Person for any breaches of representations and warranties only if such losses in the aggregate exceed US $4,225,000 and then only to the extent such losses exceed such amount.
     (g) Notwithstanding any other provision of this Agreement, the liability for indemnification of any Indemnifying Party under this Agreement shall not include consequential, indirect, punitive or exemplary damages. The foregoing shall not limit in any respect any claim based on diminution of value of the Subscription Shares or of the Class A Common Shares issuable upon conversion of any Class B Subscription Shares arising directly from a breach giving rise to such indemnification obligation of the Indemnifying Party.
     (h) Any indemnification of an Indemnified Person by an indemnifying person pursuant to this Section shall be effected by wire transfer of immediately available funds from the Indemnifying Party to an account designated by the Indemnified Person within 15 days after the determination thereof.
ARTICLE VI
TERMINATION
     6.1. Termination. This Agreement may be terminated at any time prior to the Closing (TW shall have the right to enforce all rights of Subscriber arising pursuant to this Section 6.1):

     (a) by the mutual written consent of the Company and Subscriber;
     (b) by either the Company or Subscriber if the Closing has not occurred on or before December 31, 2009, provided that the right to terminate this Agreement under this clause (b) will not be available to any party whose failure to fulfill in any material respect any obligation under this Agreement has been the cause of, or resulted in, the failure of such Closing to occur on or before such date;
     (c) by either the Company or Subscriber if any Governmental Entity shall have issued an injunction or other ruling prohibiting the consummation of any of the transactions contemplated by this Agreement and the Company Agreements and such injunction or other ruling shall not be subject to appeal or shall have become final and unappealable;
     (d) by Subscriber if the Company shall have materially breached the terms of this Agreement and such breach is not cured within twenty (20) Business Days after receiving notice thereof; or
     (e) by the Company if Subscriber shall have materially breached the terms of this Agreement and such breach is not cured within twenty (20) Business Days after receiving notice thereof.
     6.2. Effect of Termination. In the event that this Agreement is terminated under Section 6.1, all further obligations of the parties under this Agreement, other than pursuant to this Section 6.2 and Article VII, will be terminated without further liability of any party to any other party, provided that such termination will not relieve any party from liability for its breach of this Agreement prior to such termination.
ARTICLE VII
DEFINITIONS AND MISCELLANEOUS
     7.1. Definitions. As used in this Agreement, the following capitalized terms have the respective meanings set forth below:
     (a) “Affiliate” of any Person, means any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person. As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) ); provided, however that Subscriber shall not be deemed to be an “Affiliate” of either Ronald S. Lauder or RSL Savannah for any purpose hereunder.
     (b) “Business Day” means a day, not being a Saturday or Sunday, when banks are open in London (England) and New York (United States) for commercial business.

     (c) “Class A Common Shares” means the shares of Class A Common Stock, par value $0.08 per share, of the Company, having such rights associated with such Class A Common Stock as set forth in the governing documents of the Company.
     (d) “Class B Common Shares” means the shares of Class B Common Stock, par value $0.08 per share, of the Company, having such rights associated with such Class B Common Stock as set forth in the governing documents of the Company.
     (e) “Company Agreements” means collectively, this Agreement, the Registration Rights Agreement, the TW Voting Agreement and the Investor Rights Agreement.
     (f) “Company Reports” means the reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act after January 1, 2006.
     (g) “Consents” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, certificate, exemption, order, registration, declaration, filing, report or notice of, with or to any Person.
     (h) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     (i) “Governmental Approvals” means any Consent of, made with or obtained from, any Governmental Entity.
     (j) “Governmental Entity” means any nation or government or multinational body, any state, agency, commission, or other political subdivision thereof or any entity (including a court) exercising executive, legislative, judicial or administration functions of or pertaining to government, any stock exchange or self regulatory entity supervising, organizing and supporting any stock exchange.
     (k) “Laws” means all laws, statutes, ordinances, rules, regulations, judgments, injunctions, orders and decrees.
     (l) “Material Adverse Effect” or “Material Adverse Change” means, with respect to the Company, any effect, event, development or change that, individually or together with any other event, development or change, is or is reasonably expected to (A) be materially adverse to the business, assets, results of operations or financial condition of the Company and the Company’s Subsidiaries, taken as a whole or (B) prevent or materially impair or materially delay the ability of the Company to consummate the transactions contemplated by the Company Agreements or to otherwise perform its obligations under the Company Agreements; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, a Material Adverse Effect or a Material Adverse Change: (a) a change in the market price or trading volume of the Class A Common Shares (provided that the underlying changes, events, occurrences, state of facts or developments that caused or contributed to any such change may otherwise be taken into consideration in determining whether a Material Adverse

Effect or Material Adverse Change has occurred); (b) (i) changes in conditions in the global economy, the economies of the countries in which the Company and the Company’s Subsidiaries operate or the capital or financial markets generally, including changes in exchange rates; (ii) changes in applicable Laws (provided that such changes in Laws do not result in the cancellation of any broadcast license(s) or franchise(s) to which the Company or any of its Subsidiaries is a party or by which any of their properties or assets are bound as set forth on Schedule 2.1(f)(ii) the cancellation of which would be material as indicated therein) or national or international political conditions (including hostilities or terrorist attack); or (iii) changes generally affecting the industry in which the Company and the Company’s Subsidiaries operate; in each case with respect to clauses (i), (ii) and (iii), to the extent such changes or developments referred to therein do not have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other industry participants; (c) changes in United States generally accepted accounting principles or other accounting principles after the Effective Date; (d) the negotiation, execution, announcement or pendency of this Agreement or the transactions contemplated hereby or the consummation of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders, mortgage brokers, investors, venture partners or employees, to the extent such changes or developments can be directly attributed to the announcement or performance of the Company Agreements and the transactions contemplated thereby; (e) natural disasters; (f) any affirmative action knowingly taken by Subscriber that could reasonably be expected to give rise to a Material Adverse Effect (without giving effect to this clause (f) in the definition thereof); (g) any action taken by the Company at the request or with the express consent of Subscriber; and (h) with respect to Section 4.1(c) only, any adverse effect, event, development or change to the business, results of operations or financial condition of the Company or the Company’s Subsidiaries that is cured before the Closing Date.
     (m) “Person” means any individual, corporation, partnership, limited liability company, association or trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
     (n) “Requisite Vote” means the approval of the issuance of the Subscription Shares by a majority of the votes cast by the holders of the Class A Common Shares and the Class B Common Shares entitled to vote thereon, voting together as a single class.
     (o) “Subsidiary” means, with respect to any Person, another Person of which 50% or more of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.
     7.2. Notices. All notices, consents, requests, instructions, approvals and other communications provided for in this Agreement shall be in writing and shall be deemed validly given upon personal delivery or one day after being sent by overnight courier service or on the date of transmission if sent by facsimile (so long as for notices or other communications sent by facsimile, the transmitting facsimile machine records electronic conformation of the due transmission of the notice), at the following address or facsimile number, or at such other address or facsimile number as a party may designate to the other parties:

if to the Company, to:
Central European Media Enterprises Ltd.
c/o CME Development Corporation
81 Aldwych, London WC2B 4HN
United Kingdom
Attention: General Counsel
Facsimile: +44 20 7430 5403
with a copy to (which shall not constitute notice):
Dewey & LeBoeuf LLP
1301 Avenue of the Americas
New York, NY 10019
Attention: John J. Altorelli
                Jeffrey A. Potash
Facsimile: + 1 212 259 6333
if to Subscriber, to:
TW Media Holdings LLC
c/o Time Warner
One Time Warner Center
New York, NY 10019
Attention: General Counsel
Facsimile: 212-484-7167
Attention: Senior Vice President — Mergers and Acquisitions
Facsimile: 212-484-7299
with copies to (which shall not constitute notice):
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention: Gregory B. Astrachan
                William H. Gump
Facsimile: +1 212 728 8111
Ronald S. Lauder
767 Fifth Avenue, Suite 4200
New York, NY 10153
Facsimile: + 1 212 572 4093
Latham & Watkins LLP
885 Third Avenue
New York, NY 10022
Attention: Raymond Y. Lin
                Taurie M. Zeitzer

Facsimile: + 1 212 751 4864
     7.3. Amendment. This Agreement may be amended, modified or supplemented only by a written instrument executed by each of the parties hereto.
     7.4. Assignment. Except as permitted herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable or otherwise transferable by either party hereto (whether by operation of Law or otherwise) without the prior written consent of the other party hereto.
     7.5. Applicable Law; Consent to Jurisdiction.
     (a) THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE PRINCIPLES OF CONFLICTS OF LAWS (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).
     (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT SHALL BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK, NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK (EACH, A “NEW YORK COURT”), AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND APPELLATE COURTS FROM ANY THEREOF. EACH PARTY HERETO HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF TO SUCH PARTY BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, RETURN RECEIPT REQUESTED, TO SUCH PARTY AT ITS ADDRESS SPECIFIED IN SECTION 7.2. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.
     7.6. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY

OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER IN THIS SECTION 7.6.
     7.7. Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms of were otherwise breached. It is accordingly agreed that the parties shall be entitled to, in addition to the other remedies provided herein, specific performance of this Agreement and to enforce specifically the terms and provisions of this Agreement in any New York Court in addition to the other remedies to which such parties are entitled.
     7.8. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. This Agreement, once executed by a party, may be delivered to the other parties hereto by facsimile or electronic transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement.
     7.9. Expenses. Each party will be responsible for its own fees and expenses related to this Agreement and the transactions contemplated hereby.
     7.10. Successors and Assigns. This Agreement shall inure to the benefit of the parties, and shall be binding upon the parties and their respective successors, permitted assigns, heirs and legal representatives.
     7.11. No Third Party Beneficiaries. Except as contemplated under Article V, nothing in this Agreement will confer any rights upon any person that is not a party or a successor or permitted assignee of a party to this Agreement.
     7.12. Entire Agreement. This Agreement, together with the Registration Rights Agreement, the Investor Rights Agreement, the TW Voting Agreement and that certain letter agreement by and among Ronald S. Lauder and Subscriber, dated as of the date hereof (the “TW-Lauder Letter Agreement”), contain the entire agreement of the parties with respect to the subject matter hereof and supersede all other prior agreements, understandings, statements, representations and warranties, oral or written, express or implied, between the parties and their respective Affiliates, representatives and agents in respect of such subject matter.
     7.13. TW Voting Agreement. In the event of any inconsistency or conflict between this Agreement and the TW Voting Agreement with respect to the voting of the Subscription Shares, each party hereto agrees that the TW Voting Agreement shall prevail to the extent of such inconsistency or conflict.
     7.14. Construction. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine, and neuter. All references to Articles and Sections refer to articles and sections of this Agreement, and all references to Exhibits and Annexes are to exhibits and annexes attached hereto, each of which is made a part hereof for all purposes. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision will be applicable whether such action is taken directly or indirectly by such Person, including actions taken by or on behalf of any Affiliate of such Person. All accounting terms used herein and not otherwise defined herein will have the meanings accorded them in accordance with U.S. generally accepted accounting principles and, except as expressly provided herein, all accounting determinations will be made in accordance with such accounting principles in effect from time to time. Unless the context otherwise requires: (i) a reference to a document includes all amendments, restatements or supplements to, or replacements or novations of, that document; (ii) the use of the terms “include” and “including” mean “include, without limitation” and “including, without limitation”, respectively; (iii) the word “or” shall be disjunctive but not exclusive; (iv) unless expressly provided otherwise, the measure of a period of one month or year for purposes of this Agreement shall be that date of the following month or year corresponding to the starting date; provided, that if no corresponding date exists, the measure shall be that date of the following month or year corresponding to the next day following the starting date (for example, one month following February 18 is March 18, and one month following March 31 is May 1); and (v) a reference to a statute, regulations, proclamation, ordinance or by-law includes all statutes, regulations, proclamation, ordinances or by-laws amending, consolidating or replacing it, whether passed by the same or another Governmental Entity with legal power to do so, and a reference to a statute includes all regulations, proclamations, ordinances and by-laws issued under the statute. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.
     7.15. Descriptive Headings. The headings of the articles, sections and subsections of this Agreement are inserted for convenience of reference only and shall not be deemed to constitute a part hereof or affect the interpretation hereof.
     7.16. Severability. Every term and provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such term or provision will be enforced to the maximum extent permitted by law and, in any event, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.
     7.17. Limitation on Enforcement of Remedies. The Company hereby agrees that it will not assert against the members of Subscriber any claim it may have under this Agreement by reason of any failure or alleged failure by Subscriber to meet its obligations hereunder. The foregoing shall not limit any claims or remedies against any Persons that the Company may assert under the TW Voting Agreement, the Registration Rights Agreement or the Investor Rights Agreement.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
By:	/s/ Wallace Macmillan
	Name:	Wallace Macmillan
	Title:	Chief Financial Officer

Signature page to Subscription Agreement

TW MEDIA HOLDINGS LLC
By:	/s/ James E. Burtson
	Name:	James E. Burtson
	Title:	Senior Vice President

Signature page to Subscription Agreement